                                                                    EXHIBIT 11.1

                              WESTFIELD AMERICA, INC.
                         COMPUTATION OF PER SHARE EARNINGS
                   FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999
             (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                              WEIGHTED
                                                                                              DAYS         AVERAGE SHARES
                                                                                           OUTSTANDING      OUTSTANDING
                                                                                           -----------     --------------
Average share price for three months
 ended September 30,1999(1)                                              $14.95

              BASIC
COMMON SHARES OUTSTANDING
As of July 1, 1999                              73,345,137                                      92           73,345,137
Issued on September 17, 1999                         1,404                                      13                  198
                                                                                                            -----------
Weighted average common shares outstanding                                                                   73,345,335
                                                                                                            -----------
                                                                                                            -----------
Net income                                                                                                  $    13,556
Less net income allocable to preferred shares                                                                    (9,559)
                                                                                                            -----------
Net income allocable to common shares                                                                       $     3,997
                                                                                                            -----------
                                                                                                            -----------
Per share amount                                                                                            $      0.05
                                                                                                            -----------
                                                                                                            -----------
              DILUTED
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                                                   73,345,335

1998 SUBSCRIPTION AGREEMENT:
Subscription amount (b)                        AU$465,000
Exchange rate at 9/30/99 (c)                    $  0.6520
Converted subscription amount
  (d) = (b)*(c)                                  $303,180
Per Share Price
  Average market price (a)                                             $    14.95
Common equivalent shares
  (d*.05)/(a*.95)                                                       1,067,347               92            1,067,347
                                                                                                             ----------
Weighted average common and common
  equivalent shares                                                                                          74,412,682
                                                                                                             ----------
                                                                                                             ----------
Net income                                                                                                   $   13,556

Less net income allocable to preferred
 shares                                                                                                          (9,559)
                                                                                                             ----------
Net income allocable to common shares                                                                        $    3,997
                                                                                                             ----------
                                                                                                             ----------
Per share amount                                                                                             $     0.05
                                                                                                             ----------
                                                                                                             ----------

Note 1 - The Company's preferred shares were not included in the earnings per share calculation, as their effect is antidilutive.

Note 2 - The Company's Investor Unit Rights, which may be converted under certain circumstances into shares of the Company's common stock, were not included in the EPS Calculation as their effect is antidilutive.

(1) The share price used for the EPS calculation is based on the average daily closing market price of the Company's common stock as reported by the New York Stock Exchange.